Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131276

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED MARCH 2, 2006)

$225,000,000
Essex Portfolio, L.P.
3.625% Exchangeable Senior Notes due 2025

Fully and Unconditionally Guaranteed by
Essex Property Trust, Inc.
and

Shares of Essex Property Trust, Inc. Common Stock Issuable Upon Exchange of the Notes

This prospectus supplement #2 supplements the prospectus supplement #1 dated March 21, 2006 and the prospectus dated March 2, 2006 relating to the resale by the selling securityholders named in the prospectus and in this prospectus supplement of up to $225 million aggregate principal amount of our 3.625% Exchangeable Senior Notes due 2025 and shares of Essex Property Trust, Inc. common stock issuable upon exchange of the notes.

This prospectus supplement #2 should be read in conjunction with the prospectus dated March 2, 2006, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol "ESS." On April 26, 2006 the last reported sales price of our common stock on the New York Stock Exchange was $108.85 per share.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS DATED MARCH 2, 2006.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 27, 2006.

SELLING SECURITYHOLDERS

The following represents additional selling securityholders for the table appearing in the “Selling Securityholders” section of the prospectus.

Name	Aggregate Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding**	Number of Essex Common Shares That May be Sold***	Other Essex Common Shares Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Essex Common Stock Outstanding****

Bear, Stearns & Co. Inc.(6)	$11,000,000	4.88%	106,537	--	--
CNH Master Account, LP	$12,500,000	5.55%	121,065	--	--
CQS Convertible and Quantitative Strategies Master Fund Limited(6)	$40,000,000	17.77%	387,409	--	1.66%
JPMorgan Securities Inc.(6)	$6,500,000	2.88%	62,954	--	--
KBC Financial Products USA Inc.	$1,500,000	--	14,527	--	--

**  Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

***  Represents the maximum number of Essex common shares issuable upon exchange of all of the holder’s notes at the initial exchange rate of 9.6852 Essex common shares per $1,000 principal amount of the notes. This exchange rate is subject to adjustment as described in the prospectus under “Description of Notes — Exchange Rights.” As a result, the number of Essex common shares issuable upon exchange of the notes may change in the future.

****  Based on the 23,033,945 Essex common shares outstanding as of December 31, 2005, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding Essex common shares following the sale of securities in the offering.

(6) The information provided with respect to this selling securityholder in this prospectus supplement supersedes the information provided with respect to this selling securityholder previously provided in the prospectus dated March 2, 2006.